Exhibit 99.1
Global Water Resources Reports Second Quarter 2025 Results

PHOENIX, AZ – August 13, 2025 – Global Water Resources, Inc. (NASDAQ: GWRS), a pure-play water resource management company, reported results for the second quarter ended June 30, 2025. All comparisons are to the same year-ago period unless otherwise noted. The company will hold a conference call at 1:00 p.m. Eastern time tomorrow to discuss the results (see dial-in information below).
Q2 2025 Financial Highlights
•Total revenue increased 5.4% to $14.2 million, primarily due to organic connection growth, increased consumption and higher rates.
•Net income decreased to $1.6 million or $0.06 per share from $1.7 million or $0.07 per share. One of the primary drivers of this decline is due to the company’s capital improvement plan, which has resulted in a related increase in depreciation expense.
•Adjusted EBITDA, a non-GAAP term, increased 2.1% to $6.9 million (see definition of adjusted EBITDA and its reconciliation to GAAP, below).
•Extended maturity date of revolving credit facility to May 18, 2027 and increased principal amount available for borrowing from $15 million to $20 million.
•Declared three monthly cash dividends of $0.02533 per common share or $0.30396 per common share on an annualized basis.
Q2 2025 Operational Highlights
•Total active service connections at June 30, 2025 increased 3.8% to 65,639.
•Water consumption increased 8.2% to 1.2 billion gallons.
•Invested $20.2 million in infrastructure projects to support existing utilities and continued growth.
•The Arizona Corporation Commission (ACC) issued Decision No. 80695 for Global Water – Farmers Water Company, Inc. (GW-Farmers). The new rates are expected to generate an approximately $1.1 million increase in annual revenue once fully phased in. GW-Farmers will implement the rate increase in three stages, which began on May 1, 2025.
Other Highlights
•In July, the company completed its previously announced acquisition of seven water systems from Tucson Water, the City of Tucson’s water utility. The assets were acquired at a value equivalent to approximately 1.05 times the current rate base of approximately $7.7 million and are expected to generate approximately $1.5 million in revenue annually.
•On July 1, 2025, the U.S. Census Bureau population projections estimated the City of Maricopa was the 6th fastest growing large city (population over 50,000) in the country, with a 2024 population increase of 7.4%. This demonstrates even faster population growth than 2023, which was 7.1%.

Management Commentary
“In Q2, our top-line growth was primarily driven by organic connection growth, increased consumption and successful rate case strategy,” commented Global Water Resources President and CEO Ron Fleming. “During the quarter, we received approval of our GW-Farmers general rate case, which started with 50% of the approved rate increase becoming effective on May 1, 2025, with subsequent increases to follow. The additional revenue will support our efforts to improve GW-Farmers for the benefit of its customers and the broader Sahuarita community.

“We are very pleased with the Arizona Department of Transportation’s recent decision to include State Route 347 improvements in its $11.6 billion five-year plan, which we believe is a major milestone for the region and a catalyst for sustainable growth. Specifically, as construction activity accelerates on State Route 347, we expect this could drive expanded residential and commercial development resulting in an increase in demand for water, wastewater and recycled water services throughout the City of Maricopa and all of western Pinal County.

“Looking ahead, we believe Arizona’s Senate Bill 1611, the new ‘ag-to-urban’ bill signed into law last month, will support water management, economic development, and housing accessibility in our areas when it becomes effective on September 26, 2025. According to the Arizona Department of Water Resources, up to 384,000 acres of agricultural land in the Phoenix and Pinal Active Management Areas are eligible for ag-to-urban conversion — an area with the potential to support over 1 million new homes.

“Our general rate case for GW-Santa Cruz and GW-Palo Verde is proceeding as planned, with testimony and a hearing expected to commence in the fourth quarter of 2025. This process will determine our go-forward customer rates for our two largest utilities around mid-2026. We are seeking approximately $6.5 million in additional net annual revenue above 2024 test year levels to maintain the high-quality water and wastewater services we provide.

“Until our current Pinal County utilities’ rate case is completed, the vast majority of our revenue is based on rates set from a 2019 test year. Further, based on the typical regulatory practice of allowing one year of post test year plant by the ACC, the capital investments we make in 2025 will be included in the current rate case. We expect appropriate rates that capture these items at the anticipated completion of the rate case. We remain confident in our ability over time to deliver a strong total return to our shareholders while delivering safe, reliable service and balancing customer affordability as we navigate rate cases, especially when considering all the highlights reported in this earnings release.

“We are optimistic that Arizona's strong economic outlook has the potential to support the growth of our organic connections. With employment expected to rise by 478,000 jobs through 2032—an annual growth rate of 1.4%, outpacing the national average—Arizona is on an upward trajectory. Last year alone, the state received $50 billion in investment commitments, with major contributions from industry leaders such as Taiwan Semiconductor, Intel, and Procter & Gamble. Just last quarter, TSMC announced an extra $100 billion expansion in Metro Phoenix, bringing its planned investment to $165 billion—the largest direct foreign investment in U.S. history. In addition, earlier this year, Apple announced plans to invest billions in Arizona. These unprecedented investment commitments are expected to significantly reshape the Metro Phoenix area.

“As the year advances, we aim to further extend the benefits of consolidation, regionalization, and proactive environmental management to the communities we serve. By executing our rate case strategy alongside our anticipation of ongoing organic growth, we believe we are well positioned for continued success over the long-term.”
Financial Summary
Revenue

	Three Months Ended		Favorable (Unfavorable)
	June 30,		2025 vs. 2024
	2025	2024	$	%
Water service	$7,368	$6,668	$700	10.5%
Wastewater and recycled water service	6,873	6,842	31	0.5%
Total regulated revenue	14,241	13,510	731	5.4%
Total revenue	$14,241	$13,510	$731	5.4%
The increase in regulated revenue for the three months ended June 30, 2025 was primarily attributable to the organic growth in active water and wastewater connections, increased water and recycled water consumption, higher rates for GW-Saguaro, resulting from the GW-Saguaro general rate case, effective July 2024 and January 2025, and higher rates for GW-Farmers resulting from the GW-Farmers general rate case, effective May 1, 2025. The increased consumption was predominantly driven by the increase in active connections and higher usage from irrigation and construction customers. The increase in wastewater and recycled water service revenue was partially offset by $0.2 million in bill credits related to the company's Southwest Plant, which were effective beginning August 2024.
Operating Expenses

	Three Months Ended		Favorable (Unfavorable)
	June 30,		2025 vs. 2024
	2025	2024	$	%
Personnel costs - operations and maintenance	$1,356	$1,184	$(172)	(14.5)%
Utilities, chemicals and repairs	1,183	1,084	(99)	(9.1)%
Other operations and maintenance expenses	1,378	1,217	(161)	(13.2)%
Total operations and maintenance expense	3,917	3,485	(432)	(12.4)%
Personnel costs - general and administrative	2,236	2,185	(51)	(2.3)%
Professional fees	441	482	41	8.5%
Other general and administrative expenses	1,710	1,565	(145)	(9.3)%
Total general and administrative expense	4,387	4,232	(155)	(3.7)%
Depreciation and amortization	3,317	2,996	(321)	(10.7)%
Total operating expenses	$11,621	$10,713	$(908)	(8.5)%
Operations and Maintenance
Higher personnel costs were primarily attributable to increased salaries and wages as a result of filling previously vacant positions as well as increased medical costs.
The increase in other operations and maintenance expenses was primarily driven by additional contracts with IT service providers and one-time costs related to wastewater disposal.
General and Administrative
The increase in other general and administrative expenses was primarily attributable to higher costs associated with various service providers.
Depreciation and Amortization
The increase for the three months ended June 30, 2025, as compared to the three months ended June 30, 2024 was substantially attributable to an increase in depreciable fixed assets as well as additional amortization from a new office lease in Pima County in December 2024.
Other Expense
Other expense totaled $0.4 million for the three months ended June 30, 2025, compared to $0.5 million for the same period in 2024. The decrease in other expense was substantially attributable to higher income associated with Buckeye growth premiums of $0.1 million that resulted from an increase in new meter connections in the area for the three months ended June 30, 2025 compared to the same period in 2024.
Net Income
Net income decreased $0.1 million or 6.8% to $1.6 million or $0.06 per share in the second quarter of 2025, compared to net income of $1.7 million or $0.07 per share in the second quarter of 2024.

Adjusted EBITDA
Adjusted EBITDA increased $0.1 million or 2.1% to $6.9 million in the second quarter of 2025, compared to $6.8 million in the same period in 2024.
Dividend Policy
The company recently declared a monthly cash dividend of $0.02533 per common share (or $0.30396 per share on an annualized basis), payable on August 29, 2025, to holders of record at the close of business on August 15, 2025.
Business Strategy
Global Water's near-term growth strategy involves increasing service connections, improving operating efficiencies, and increasing utility rates as approved by the ACC. The company plans to continue aggregating water and wastewater utilities through strategic acquisitions and entity consolidation, which is expected to enable the company and its customers to realize the benefits of consolidation, regionalization, and environmental stewardship.
Connection Rates
As of June 30, 2025, active service connections increased by 2,383 or 3.8% to 65,639 compared to 63,256 at June 30, 2024, with the increase primarily due to organic growth in the company’s service areas.
Arizona’s Growth Corridor: Positive Population and Economic Trends
The company continues to experience organic growth exhibited through its year-over-year organic increase in active connections (i.e., exclusive of acquisition related growth) of 3.8% as of June 30, 2025. According to the 2024 U.S. Census estimates, the Phoenix metropolitan statistical area (MSA) is the 10th largest MSA in the U.S. and had an estimated population of 5.2 million, an increase of 7.0% over the 4.8 million people reported in the 2020 Census. Growth in the Phoenix MSA continues as a result of its excellent weather, large and growing universities, a diverse employment base, and low taxes. The Employment and Population Statistics Department of the State of Arizona predicts that the Phoenix metropolitan area will have a population of 5.8 million people by 2030 and 6.5 million by 2040.
The company’s organic growth continues to be heavily influenced by the substantially lower cost of housing in the City of Maricopa as compared to other areas in the Phoenix MSA. As of June 2025, the median home sales price was nearly 30% lower in the City of Maricopa than in the City of Phoenix. The company is monitoring potential effects on its operations due to changes in the macroeconomic environment, such as the impacts of tariffs on its operational costs and construction work in progress, as well as new home construction in the company’s service areas. The company continues to expect a positive long-term outlook based on forecasted performance of job growth and construction in the Phoenix MSA housing market.
Although the Phoenix MSA has experienced a decrease in both single family and multi-family permits issued in the first half of 2025 as compared to same year ago period due to external factors and macroeconomic challenges, including, among other things, uncertainty related to tariffs, management believes the company is well-positioned to benefit from the long-term growth expected in the Phoenix MSA due to the availability of lots and existing infrastructure in place within its service areas.
Conference Call
Global Water Resources will hold a conference call tomorrow to discuss its second quarter of 2025 results, including a question-and-answer period.

Date: Thursday, August 14, 2025
Time: 1:00 p.m. Eastern time (10:00 a.m. Pacific time)
Toll-free dial-in number: 1-833-816-1435
International dial-in number: 1-412-317-0527
Conference ID: 10201420
Webcast (live and replay): here

The conference call webcast is also available via a link in the Investors section of the company’s website at www.gwresources.com.

Please call the conference telephone number five minutes prior to the start time. An operator will register your name and organization. If you require any assistance connecting to the call, please contact Encore at 1-949-432-7450.

A replay of the call will be available after 4:00 p.m. Eastern time on the same day through August 28, 2025.

Toll-free replay number: 1-844-512-2921
International replay number: 1-412-317-6671
Replay ID: 10201420
About Global Water Resources
Global Water Resources, Inc. is a leading water resource management company that owns and operates 39 systems which provide water, wastewater, and recycled water service. The company’s service areas are located primarily in growth corridors around metropolitan Phoenix and Tucson. Global Water recycles over 1 billion gallons of water annually with 18.5 billion gallons recycled since 2004.
The company has been recognized for its highly effective implementation of Total Water Management (TWM). TWM is an integrated approach to managing the entire water cycle that involves owning and operating water, wastewater and recycled water utilities within the same geographic area in order to maximize the beneficial use of recycled water. It enables smart water management programs such as remote metering infrastructure and other advanced technologies, rate designs, and incentives that result in real conservation. TWM helps protect water supplies in water-scarce areas experiencing population growth.
Global Water has received numerous industry awards, including national recognition as a ‘Utility of the Future Today’ for its superior water reuse practices by a national consortium of water and conservation organizations led by the Water Environment Federation (WEF). The company also received Cityworks’ Excellence in Departmental Practice Award for demonstrating leadership and creativity in applying public asset management strategies to daily operations and long-term planning.
To learn more, visit www.gwresources.com.
Use of Non-GAAP Measures
This press release contains certain financial measures that are not recognized measures under accounting principles generally accepted in the United States of America (“GAAP”), including EBITDA, adjusted EBITDA, and adjusted net income. EBITDA is defined for the purposes of this press release as net income before interest, income taxes, depreciation, and amortization. Adjusted EBITDA is defined as EBITDA excluding the gain or loss related to (i) nonrecurring events; (ii) restricted stock expense related to awards made to employees and the board of directors and (iii) disposal of assets, as applicable. Adjusted net income reflects net income excluding (i) the amortization related to ICFA intangible assets; and (ii) the tax effect of this item, as applicable.
Management believes that EBITDA, adjusted EBITDA, and adjusted net income are useful supplemental measures of our operating performance and provide our investors meaningful measures of overall corporate performance. EBITDA is also presented because management believes that it is frequently used by investment analysts, investors, and other interested parties as a measure of financial performance. Adjusted EBITDA and adjusted net income are also presented because management believes that they provide our investors additional measures of our recurring core business. However, non-GAAP measures do not have a standardized meaning prescribed by GAAP, and investors are cautioned that non-GAAP measures, such as EBITDA, adjusted EBITDA, and adjusted net income, should not be construed as an alternative to net income or loss or other income statement data (which are determined in accordance with GAAP) as an indicator of our performance or as a measure of liquidity and cash flows. Management's method of calculating EBITDA, adjusted EBITDA, and adjusted net income may differ materially from the method used by other companies and accordingly, may not be comparable to similarly titled measures used by other companies. A reconciliation of EBITDA, adjusted EBITDA, and adjusted net income to net income, the most comparable GAAP measure, is included in the schedules attached to this press release.

Cautionary Note Regarding Forward-Looking Statements
Certain statements in this press release and the related conference call include certain forward-looking statements which reflect the company's expectations regarding future events. The forward-looking statements involve a number of assumptions, risks, uncertainties, and other factors that could cause actual results to differ materially from those contained in the forward-looking statements. These forward-looking statements include, but are not limited to, statements about our strategies; expectations about future business plans, prospective performance, growth, and opportunities, including expected growth in and around metropolitan Phoenix and Tucson and the resulting potential for new service connections, as well as the anticipation of continued growth in active service connections in line with the projected single-family housing permits; future financial performance; regulatory and ACC proceedings, decisions, and approvals, such as the anticipated benefits resulting from rate decisions, including any collective revenue increases due to new water and wastewater rates, as well as the outcome and timing of our rate cases and other applications with the ACC; our plans relating to future filings of our rate cases with the ACC; acquisition plans and strategies, including our ability to complete additional acquisitions, and our expectations about future benefits of our acquisitions, such as projected revenue from such acquisitions, as well as our plans relating to the integration and upgrade of acquired water systems; statements concerning Arizona’s Assured Water Supply “Ag-to-Urban” program, including anticipated benefits; population and growth projections; technologies, including expected benefits from implementing such technologies; revenues; metrics; operating expenses; trends relating to our industry, market, population and job growth, and housing permits; the adequacy of our water supply to service our current demand and growth for the foreseeable future; liquidity and capital resources; plans and expectations for capital expenditures; cash flows and uses of cash; dividends; depreciation and amortization; tax payments; our ability to repay indebtedness and invest in initiatives; the anticipated impact and resolutions of legal matters; the anticipated impact of new or proposed laws, including regulatory requirements, tax changes, and judicial decisions; the anticipated impact of accounting changes and other pronouncements; and other statements that are not historical facts, as well as statements identified by words such as "expects", "anticipates", "intends", "plans", "believes", "seeks", "estimates", or the negative of these terms, or other words of similar meaning. These statements are based on our current beliefs or expectations and are inherently subject to a number of risks, uncertainties, and assumptions, most of which are difficult to predict and many of which are beyond our control. Actual results may differ materially from these expectations due to changes in political, economic, business, market, regulatory, and other factors. Factors that may also affect future results are disclosed under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our filings with the Securities and Exchange Commission (the "SEC"), which are available at the SEC's website at www.sec.gov. This includes, but is not limited to, our most recently filed periodic reports on Form 10-K and Form 10-Q and subsequent filings with the SEC. Accordingly, investors are cautioned not to place undue reliance on any forward-looking statements, which reflect management’s views as of the date hereof. We undertake no obligation to publicly update any forward-looking statement, except as required by law, whether as a result of new information, future developments or otherwise.
Company Contact:
Michael J. Liebman
CFO and SVP
Tel (480) 999-5104
mike.liebman@gwresources.com
Investor Relations:
Ron Both or Grant Stude
Encore Investor Relations
Tel (949) 432-7450
GWRS@encore-ir.com

GLOBAL WATER RESOURCES, INC.
Condensed Consolidated Balance Sheets (unaudited)
(in thousands, except share and per share amounts)

	June 30, 2025	December 31, 2024
Assets
Utility Plant	$562,267	$512,993
Less accumulated depreciation	(160,518)	(153,614)
Net utility plant	401,749	359,379
Current Assets
Cash and cash equivalents	10,220	9,047
Accounts receivable, net of allowance for credit losses of $170 and $163, respectively	3,830	3,233
Unbilled revenue	3,806	3,109
Taxes, prepaid expenses and other current assets	3,969	4,080
Total current assets	21,825	19,469
Other Assets
Goodwill	6,282	9,486
Intangible assets, net	8,475	8,427
Regulatory assets	7,023	4,032
Restricted cash	2,156	2,109
Right-of-use assets, net	1,759	2,157
Other noncurrent assets	113	78
Total other assets	25,808	26,289
Total Assets	$449,382	$405,137
Capitalization and Liabilities
Capitalization
Common stock, $0.01 par value, 60,000,000 shares authorized; 27,830,545 and 24,570,994 shares issued as of June 30, 2025 and December 31, 2024, respectively	$273	$240
Treasury stock, 357,268 and 344,978 shares at June 30, 2025 and December 31, 2024, respectively	(2)	(2)
Additional paid-in capital	76,469	47,366
Retained earnings	—	—
Total shareholders’ equity	76,740	47,604
Long-term debt, net	116,803	118,518
Total Capitalization	193,543	166,122
Current Liabilities
Accounts payable	986	2,051
Customer and meter deposits	1,669	1,609
Long-term debt, current portion	3,940	3,926
Leases, current portion	892	871
Accrued expenses and other current liabilities	12,519	13,801
Total current liabilities	20,006	22,258
Other Liabilities
Long-term lease liabilities	1,562	1,450
Deferred revenue - ICFA	22,449	21,517
Regulatory liabilities	5,360	5,386
Advances in aid of construction	145,854	126,467
Contributions in aid of construction, net	37,585	36,834
Deferred income tax liabilities, net	9,709	9,698
Other noncurrent liabilities	13,314	15,405
Total other liabilities	235,833	216,757
Total Capitalization and Liabilities	$449,382	$405,137

GLOBAL WATER RESOURCES, INC.
Condensed Consolidated Statements of Operations (unaudited)
(in thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Revenue
Water service	$7,368	$6,668	$13,348	$11,894
Wastewater and recycled water service	6,873	6,842	13,350	13,226
Total revenue	14,241	13,510	26,698	25,120
Operating Expenses
Operations and maintenance	3,917	3,485	7,604	6,769
General and administrative	4,387	4,232	8,574	8,357
Depreciation and amortization	3,317	2,996	6,645	5,930
Total operating expenses	11,621	10,713	22,823	21,056
Operating Income	2,620	2,797	3,875	4,064
Other Income (Expense)
Interest income	216	266	315	504
Interest expense	(1,496)	(1,507)	(2,974)	(3,073)
Other, net	889	772	1,787	1,774
Total other expense	(391)	(469)	(872)	(795)
Income Before Income Taxes	2,229	2,328	3,003	3,269
Income Tax Expense	(617)	(598)	(800)	(848)
Net Income	$1,612	$1,730	$2,203	$2,421

Basic earnings per common share	$0.06	$0.07	$0.08	$0.10
Diluted earnings per common share	$0.06	$0.07	$0.08	$0.10
Dividends declared per common share	$0.08	$0.08	$0.15	$0.15

Weighted average number of common shares used in the determination of:
Basic	27,463,169	24,199,472	25,925,155	24,187,586
Diluted	27,504,578	24,308,524	25,986,878	24,306,316

GLOBAL WATER RESOURCES, INC.
Condensed Consolidated Statements of Cash Flows (unaudited)
(in thousands)

	Six Months Ended June 30,
	2025	2024
Cash Flows from Operating Activities:
Net income	$2,203	$2,421
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	6,645	5,930
Share-based compensation	280	595
Deferred income tax expense	53	838
AFUDC-Equity	(556)	(444)
Operating lease expense	207	214
Other adjustments	103	59
Changes in assets and liabilities
Accounts receivable and other current assets	(1,238)	(129)
Accounts payable and other current liabilities	(261)	101
Other noncurrent assets	(77)	(21)
Other noncurrent liabilities	1,468	4,007
Net cash provided by operating activities	8,827	13,571
Cash Flows from Investing Activities:
Capital expenditures	(35,395)	(12,207)
Other cash flows used in investing activities	—	(4)
Net cash used in investing activities	(35,395)	(12,211)
Cash Flows from Financing Activities:
Dividends paid	(3,928)	(3,640)
Advances and contributions in aid of construction	3,007	2,215
Repayments of notes payable	(1,965)	(1,917)
Line of credit repayments	—	(2,315)
Loan borrowings	222	20,000
Issuance of common stock, net of issuance costs	31,042	—
Financing costs of debt and equity transactions	(259)	(369)
Other financing activities	(331)	(401)
Net cash provided by financing activities	27,788	13,573
Increase in cash, cash equivalents, and restricted cash	1,220	14,933
Cash, cash equivalents, and restricted cash — Beginning of period	11,156	4,763
Cash, cash equivalents, and restricted cash — End of period	$12,376	$19,696

Supplemental disclosure of cash flow information:

	Six months ended June 30,
	2025	2024
Cash and cash equivalents	$10,220	$18,148
Restricted cash	2,156	1,548
Total cash, cash equivalents, and restricted cash	$12,376	$19,696

A reconciliation of net income to EBITDA and Adjusted EBITDA for the three months ended June 30, 2025 and 2024 is as follows (in thousands):

	Three Months Ended June 30,
	2025	2024
Net Income	$1,612	$1,730
Income tax expense	617	598
Interest income	(216)	(266)
Interest expense	1,496	1,507
Depreciation and amortization	3,317	2,996
EBITDA	6,826	6,565
Gain on disposal of fixed assets	—	(20)
Restricted stock expense	109	285
Acquisition gain resulting from regulatory decision	—	(37)
EBITDA adjustments	109	228
Adjusted EBITDA	$6,935	$6,793
A reconciliation of net income to adjusted net income for the three months ended June 30, 2025 and 2024 is as follows (in thousands):

	Three Months Ended June 30,
	2025	2024
Net Income	$1,612	$1,730
ICFA intangible amortization expense	—	81
Income tax effect of items above	—	(20)
Adjusted Net Income	$1,612	$1,791

The non-GAAP adjustments to reach adjusted net income did not result in changes to diluted earnings per share on an adjusted basis.